Exhibit 99.1

           World Acceptance Corporation Reports Record Fourth Quarter

    GREENVILLE, S.C., April 27 /PRNewswire-FirstCall/ -- World Acceptance Corporation (Nasdaq: WRLD) today reported strong growth in revenue and record net income for its fourth fiscal quarter and year ended March 31, 2004.

    "Revenues for the fourth quarter rose 15.9% to $52.9 million due to increased loan volume, higher fees generated from tax preparation services and more offices in operations," stated Douglas R. Jones, President and CEO of World Acceptance Corporation. "Our record net income of $12.4 million, or $0.63 per diluted share, in the fourth quarter benefited from our revenue growth, combined with lower interest rates and lower net charge-offs as a percentage of average loans. Our fourth quarter is the most profitable for the Company because customer balances are typically at their highest level following the Christmas season, customer repayments increase due to factors such as income tax refunds, and fees generated from our tax preparation services are at seasonal high during the key tax filing months of January through March."

    Net income for the fourth quarter rose 21.8% to $12.4 million, or $0.63 per diluted share, compared with $10.2 million, or $0.57 per diluted share, for the same quarter of the prior year. Total revenues for the quarter increased 15.9% to $52.9 million from $45.7 million for the prior year quarter.

    Gross loans outstanding amounted to $310.1 million at March 31, 2004, a 16.3% increase over the $266.8 million in balances outstanding at March 31, 2003.

    Several key return ratios remained very high during the quarter. The Company's return on average assets (annualized) was 18.7% and the annualized return on average equity was 33.5%. Total general and administrative expenses as a percent of total revenues increased slightly to 50.3% during the most recent quarter compared to 50.2% during the prior year fourth quarter.

    "We continue to work on improving loan quality," continued Mr. Jones. "We had solid progress in this area as evidenced by the decrease in our ratio of net charge-offs as a percentage of average net loans to 13.6% in the current quarter from 14.4% during the fourth quarter ended March 31, 2003."


    Twelve-Month Results

    For the fiscal year, net income was $28.8 million, or $1.49 per diluted share, representing a 25.8% increase over the $22.9 million, or $1.25 per diluted share, for the prior fiscal year. Total revenues for fiscal 2004 were $179.2 million, a 15.1% increase over the $155.7 million during the previous year.

    During the 2004 fiscal year, the Company opened or acquired 60 offices and closed four non-performing offices, leaving a total of 526 offices at March 31, 2004.


    About World Acceptance

    World Acceptance Corporation is one of the largest small-loan consumer finance companies, operating 526 offices in eleven states. It is also the parent company of ParaData Financial Systems, a provider of computer software solutions for the consumer finance industry.


    Fourth Quarter Conference Call

    The senior management of World Acceptance Corporation will be discussing these results in its quarterly conference call to be held at 2:00 P.M. Eastern time today. Interested parties may participate in this call by dialing 1-877-375-2162. A simulcast of the conference call is also available on the Internet at www.firstcallevents.com/service/ajwz403812925gf12.html . The call will be available for replay on the Internet for approximately 30 days.

    This press release may contain various "forward-looking statements" within the meaning of Section 27A of the Securities Exchange Act of 1934, as amended, that represent the Company's expectations or beliefs concerning future events. Such forward-looking statements are about matters that are inherently subject to risks and uncertainties. Factors that could cause actual results or performance to differ from the expectations expressed or implied in such forward-looking statements include changes in the timing and amount of revenues that may be recognized by the Company, changes in current revenue and expense trends (including trends affecting charge-offs), changes in the Company's markets and changes in the economy (particular in the markets served by the Company). Such factors are discussed in greater detail in the Company's filings with the Securities and Exchange Commission. World Acceptance Corporation is not responsible for updating the information contained in this press release beyond the publication date, or for changes made to this document by wire services or Internet services.



                          World Acceptance Corporation

                      Consolidated Statements of Operations
             (unaudited and in thousands, except per share amounts)

                                      Three Months Ended      Years Ended
                                          March 31,            March 31,
                                     2004            2003    2004     2003

    Interest & fees                 $42,470         37,476  151,499  133,256
    Insurance & other                10,458          8,195   27,653   22,415
      Total revenues                 52,928         45,671  179,152  155,671
    Expenses:
      Provision for loan losses       5,147          5,393   33,481   29,570
      General and administrative
       expenses
        Personnel                    18,137         15,463   62,696   55,538
        Occupancy & equipment         2,860          2,460   10,183    9,027
        Data processing                 563            450    1,956    1,766
        Advertising                   1,219            890    7,093    5,755
        Intangible amortization         573            556    2,265    2,172
        Other                         3,284          3,096   12,120   11,499
                                     26,636         22,915   96,313   85,757
      Interest expense                1,026          1,116    3,943    4,493
        Total expenses               32,809         29,424  133,737  119,820
    Income before taxes              20,119         16,247   45,415   35,851
    Income taxes                      7,670          6,028   16,650   12,987
    Net income                      $12,449         10,219   28,765   22,864
    Diluted earnings per share        $0.63           0.57     1.49     1.25
    Diluted weighted average shares
     outstanding                     19,773         18,047   19,347   18,305


                           Consolidated Balance Sheets
                          (unaudited and in thousands)

                                                 March 31,          March 31,
                                                   2004               2003
      ASSETS
    Cash                                           $4,314              4,022
    Gross loans receivable                        310,131            266,753
     Less: Unearned interest & fees               (73,603)           (63,578)
     Allowance for loan losses                    (17,261)           (15,098)
      Loans receivable, net                       219,267            188,077
    Property and equipment, net                     9,274              8,298
    Intangible assets                              15,514             14,599
    Other assets                                   13,600             13,321
                                                 $261,969            228,317

      LIABILITIES AND SHAREHOLDERS' EQUITY
    Liabilities:
     Notes payable                                 95,032            102,532
     Accounts payable and accrued
      expenses                                     10,357              9,744
      Total liabilities                           105,389            112,276
    Shareholders' equity                          156,580            116,041
                                                 $261,969            228,317


                        Selected Consolidated Statistics
                             (dollars in thousands)

                                      Three Months Ended     Years Ended
                                            March 31,           March 31,
                                         2004      2003      2004      2003

    Expenses as a percent of total
     revenues:
      Provision for loan losses           9.7%     11.8%     18.7%     19.0%
      General and administrative
       expenses                          50.3%     50.2%     53.8%     55.1%
      Interest expense                    1.9%      2.4%      2.2%      2.9%

    Average gross loans receivable    $318,094  $280,203  $292,110  $257,595

    Average loans receivable          $241,116  $212,584  $221,240  $195,148

    Loan volume                       $190,385  $163,056  $878,049  $763,810

    Net charge-offs as percent of
     average loans                       13.6%     14.4%     14.7%     14.6%

    Return on average assets             18.7%     17.2%     11.7%     10.4%

    Return on average equity             33.5%     37.0%     21.5%     22.2%

    Offices opened (closed) during
     the period, net                        10         0        56        29

    Offices open at end of period          526       470       526       470



SOURCE  World Acceptance Corporation
    -0-                             04/27/2004
    /CONTACT: Sandy McLean, Chief Financial Officer of World Acceptance Corporation, +1-864-298-9800/
    /Web site: www.firstcallevents.com/service/ajwz403812925gf12.html /
    (WRLD)

CO:  World Acceptance Corporation
ST:  South Carolina
IN:  FIN
SU:  ERN